Exhibit 5.1

Suite 400 - 570 Granville Street Vancouver BC V6C 3P1 CANADA	macdonald tuskey™
Telephone: (604) 689-1022 Facsimile: (604) 681-4760	CORPORATE AND SECURITIES LAWYERS

June 4, 2015

NOBILIS HEALTH CORP.

4120 Southwest Freeway, Suite 150

Houston, TX

77027

Ladies and Gentlemen:

We have acted as counsel to Nobilis Health Corp., a British Columbia corporation (the “Company”), in connection with the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on or about June 4, 2015 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of up to 18,649,965 shares (the “Shares”) of the Company’s common stock (the “Common Stock”), issuable pursuant to the terms and in the manner set forth in the First Amended Stock Option Plan and the Fourth Amended and Restated Restricted Share Unit Plan (collectively, the “Plans”).

In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, to be filed with the Commission under the Act; (ii) the Notice of Articles and Articles of the Company, as currently in effect; (iii) the Plans; and (iv) resolutions of the board of directors of the Company relating to, among other things, the approval of the Plans and the reservation for issuance of the shares of Common Stock issuable thereunder. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued, paid for and delivered pursuant to the terms and in the manner set forth in the Plans, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is based upon and limited to the laws of the Province of British Columbia. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the State of New York.

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CORPORATE AND SECURITIES LAWYERS

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby concede that we are experts within the meaning of the Act or that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours truly,

W.L. MACDONALD LAW CORPORATION